Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 18, 2004, relating to the financial statements of RF Monolithics, Inc. for the year ended August 31, 2004 appearing in the Annual Report on Form 10-K of RF Monolithics, Inc. for the year ended August 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 26, 2007